Free Writing Prospectus

Filed Pursuant to Rule 433

Filed November 7, 2012

Registration Statement No. 333-170231

Free Writing Prospectus dated November 7, 2012

$975,197,000 Automobile Receivables Backed Notes

AmeriCredit Automobile Receivables Trust 2012-5

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus supplement to the prospectus dated March 31, 2011 which describes the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Fitch Inc., d/b/a Fitch Ratings, or Fitch, and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or S&P, in order to be issued.

	Fitch	S&P
Class A-1 Notes	F1+ (sf)	A-1+ (sf)
Class A-2 Notes	AAA (sf)	AAA (sf)
Class A-3 Notes	AAA (sf)	AAA (sf)
Class B Notes	AA (sf)	AA (sf)
Class C Notes	A (sf)	A (sf)
Class D Notes	BBB (sf)	BBB (sf)
Class E Notes	BB (sf)	BB (sf)

Joint Bookrunners

Barclays	Credit Suisse	J.P. Morgan	Morgan Stanley

Co-Managers solely with respect to the Class A Notes

Citigroup	Goldman, Sachs & Co.	RBC Capital Markets

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-888-603-5847.